Exhibit 4.12

MASTER SUPPLY AGREEMENT

for

SUPPLY OF CASTOR PLANTING SEEDS

BETWEEN

ENI KENYA B.V.

AND

CASTERRA AG LTD

CONTRACT NO: [***]

THIS MASTER SUPPLY AGREEMENT is made on 2 June 2023 by and between:

CASTERRA AG LTD. a company organized and existing under the law of ISRAEL, under registration number 514706522, with its registered office at GAD FINESTEIN 13, ROHOVOT, ISRAEL, VAT number 514706522, duly represented by EYAL RONEN in his capacity of CEO (hereinafter referred to as “SELLER”);

and

Eni Kenya B.V., a company organized and existing under the laws of the Netherlands, having its registered office in Strawinskylaan 1725, 1077 XX Amsterdam, The Netherlands acting through its registered branch in Kenya, at Eaton Place, 5th Floor, Gigiri, United Nations Crescent Road, Off Limuru Road – P.O. Box 2913-00621 Nairobi, Kenya, represented by Enrico Tavolini in his capacity of Managing Director (hereinafter referred to as “Eni” or the “BUYER”);

SELLER and BUYER will also be referred to as each a “PARTY” and together the “PARTIES”.

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this supply agreement, the following expressions shall have the meaning set forth herein below:

“AFFILIATE” with respect to any Person, means any Person who directly or indirectly controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” or “controlled” means ownership, directly or through one or more affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, or any other arrangement whereby a Person controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.

“AGREEMENT” means this master supply agreement, including its Exhibit(s).

“ANNUAL PLAN”: means the annual plan estimating the quality and quantity of PRODUCTS that, subject to CALL OFF ORDERS, may be sold and purchased under this AGREEMENT in the period of the following fifteen (15) months.

“AUTHORISED RECIPIENTS” means any third-party engaged by the Buyer for planting the Product to grow Seed Beans for the Buyer’s vegetable oil extraction facilities.

“BUSINESS DAY” means a day other than: any Friday, Saturday and Sunday, Israeli and Kenyan public holidays and any other day in which Israeli and Kenyan banks do not operate.

“CALENDAR YEAR” means a period of twelve (12) consecutive calendar months, commencing January 1 and ending December 31.

“CALL OFF ORDER” means the written document specifying the applicable DELIVERY PLACE and the type and quantity of PRODUCTS that SELLER commits to sell and deliver to BUYER, and that the BUYER commits to take and purchase from the SELLER with respect of a given SEASON, all in accordance with Article 3. The model form of the CALL OFF ORDER is in Exhibit B.

“DELIVERY DOCUMENTS” means the following documents, to be handed over, by or on behalf of the SELLER to the BUYER or its representative for each delivery of PRODUCTS:

•	bill of lading

•	phytosanitary certificate

•	certificate of fumigation, to the extent applicable.

•	ISTA orange certificate

•	commercial invoice

•	packing list

•	certificate of origin and / or certificate of conformity

•	any other relevant delivery documentation which may be required under the Kenyan applicable laws and regulations.

“DELIVERY PLACE” means the place designated in a CALL OFF ORDER where PRODUCTS shall be delivered on an FCA basis and where title and risk to the PRODUCTS shall pass from the SELLER to the BUYER.

“DELIVERY SCHEDULE” has the meaning given to it in Clause 3.4.

“FCA” means “Free Carrier” commercial terms as set out in the INCOTERMS 2020, according to which the SELLER must deliver the PRODUCTS to the BUYER at the DELIVERY PLACE.

“EFFECTIVE DATE” means the date, specified in Clause 10, in which this AGREEMENT becomes effective.

“FORCE MAJEURE EVENT” has the meaning set forth in Article 9.

“ISTA” means the International Seed Testing Association.

“KILOGRAM” or “KG” has the meaning set forth in the International Systems of Units.

“LIABILITIES” means any damages, claims, actions, suits, proceedings, demands, losses, liabilities, costs and expenses of any kind (including reasonable legal costs on a full indemnity basis) whether arising by way of breach of contract, tort (including negligence), equity, statute or otherwise under applicable laws.

“PRODUCTS” means the Casterra Seeds described in the Exhibit A.

“UNIT PRICE” has the meaning given to it in Article 7.

“QUALITY SPECIFICATIONS” means the quality specification and production methods of the PRODUCTS set out in Exhibit A.

“SEASON” means either of the two (2) periods commencing on (i) [***] (the “Spring SEASON”), and (ii) [***] (the “Autumn SEASON”) of each CALENDAR YEAR, during which the agricultural cycles of sowing and harvesting are normally conducted in Kenya.

“SEED BEANS” means the beans/fruits produced by the Buyer or its AFFILIATE, or their respective AUTHORISED RECIPIENTS, from the cultivation of the PRODUCT for the purposes of the BUYER’s or its AFFILIATE’s vegetable oil extraction facilities.

“SHORTFALL” means an amount equal to the difference between the quantity of PRODUCTS to be delivered by the SELLER and to be purchased by the BUYER according to the CALL OFF ORDER agreed for the relevant SEASON and the quantity of PRODUCTS effectively delivered or purchased in such a SEASON as evidenced by the applicable DELIVERY DOCUMENTS.

“TERRITORY” means Kenya or the AFFILIATE’s country of operation.

1.2	Interpretation In this AGREEMENT:

(a)	reference to an article, clause, paragraph or schedule is a reference to an article, clause, paragraph or schedule of or to this AGREEMENT, unless the context requires otherwise.

(b)	reference to one gender includes a reference to the other gender, and words in the singular include the plural and, in the plural, include the singular.

(c)
reference to a statute or statutory provision is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

(d)	Unless otherwise specifically provided for, any monetary sum payable by either PARTY under or pursuant to this AGREEMENT shall be made in USA Dollars (USD).

(e)	References to month means the period beginning on the first day of a calendar month and ending on the last day of such calendar month and monthly shall be construed accordingly.

(f)
reference to writing includes typing, printing, lithography and photography and facsimile but excludes email or any other form of electronic communication except for notification of a FORCE MAJEURE EVENT.

(g)	reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this AGREEMENT or that document.

(h)	unless the context otherwise requires, the words including and include and words of similar effect shall not be deemed to limit the general effect of the words which precede them.

(i)	the headings in this AGREEMENT are for ease of reference only and shall not affect its construction or interpretation.

(j)
references to a person shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality).

(k)
if a definition of a particular term or expression in this AGREEMENT imposes substantive rights and obligations on a PARTY such rights and obligations shall be given effect to and shall be enforceable notwithstanding that they are contained in a definition.

(l)
where there is any inconsistency between the definitions set out in Clause 1.1 and the definitions set out in any other clause or a schedule, then for the purposes of construing such clause or schedule, the definitions set out in such other clause or schedule shall prevail.

ARTICLE 2 - SCOPE OF THE AGREEMENT

2.1
On the terms and conditions set out herein, SELLER shall sell and deliver to BUYER, and BUYER shall take and purchase from SELLER, the type and quantity of PRODUCTS specified in each agreed CALL OFF ORDER in accordance with the provisions of Article 3. BUYER undertakes to purchase the PRODUCTS for the purpose of:

(i)	growing Seed Beans, directly or through its AUTHORISED RECEPIENTS for its own internal use in the TERRITORY;
(ii)
reselling of any non-used PRODUCTS (excess) to its AFFILIATES for the purpose of growing Seed Beans, directly or through the AFFILIATES’ AUTHORISED RECEPIENTS for the AFFILIATE’s own internal use in the TERRITORY, provided that any resale to an AFFILIATE shall be subject to the prior written consent of the SELLER.

In any event, the BUYER or its AFFILIATE shall not resale or transfer to any third party, excluding resale or transfer to AUTHORIZED RECIPIENT or to an AFFILIATE as set forth above. For the avoidance of doubt, BUYER, its AFFILIATE or AUTHORIZED RECIPIENTS will not use the SEED BEANS for re-sowing.

2.2
Neither the general terms and conditions of sale of SELLER, nor the general terms and conditions of purchase of BUYER, shall apply to this AGREEMENT or to the sale and purchase of the PRODUCTS (whether or not they are provided to the BUYER). The terms and conditions of sale and purchase applicable to the sale and purchase of PRODUCTS shall be exclusively those expressly included in this AGREEMENT and the CALL OFF ORDER and any changes to these terms and conditions of sale and purchase shall be negotiated and agreed in writing between the PARTIES.

2.3
The SELLER has and shall maintain in force for the term of this AGREEMENT all licenses, permits, authorizations and consents needed to supply the PRODUCTS in accordance with this AGREEMENT as well as with any applicable laws.

ARTICLE 3 – ANNUAL PLAN, CALL OFF ORDERS & SCHEDULING OF DELIVERIES

3.1	Not later than [***] month prior to the beginning of each CALENDAR YEAR, the PARTIES shall agree on the ANNUAL PLAN for the next following [***] SEASONS.

3.2
Unless otherwise agreed, not later than [***] months before the beginning of each SEASON, the BUYER shall submit to SELLER a proposed CALL OFF ORDER specifying the type and quantity of PRODUCTS that BUYER would be ready to take and purchase from SELLER at the DELIVERY PLACE in respect of such SEASON.

3.3
In the event that a CALL OFF ORDER requires multiple deliveries, then as soon as practical after agreement of a CALL OFF ORDER, the BUYER and the SELLER shall agree upon a delivery schedule applicable to such CALL OFF ORDER setting out the date, quantity and DELIVERY PLACE of each individual delivery of PRODUCTS pertaining to such CALL OFF ORDER (“DELIVERY SCHEDULE”). As a general rule, there shall be no less than 2 and no more than [***] deliveries per [***], unless the PARTIES agree otherwise.

3.4
Any request by a PARTY to change the date of a delivery of PRODUCTS agreed under the DELIVERY SCHEDULE shall be notified by such PARTY to the other PARTY no later than [***] calendar [***] prior to the date in question. In such event, the date of such delivery shall be re-scheduled by PARTIES to a date acceptable to both PARTIES which is as close as possible to the originally agreed date. Any request for change of the date of DELIVERY SCHEDULE will not be made more than [***] with respect to each CALL OFF ORDER. In case the DELIVRY SCHEDULE is delayed by more than [***], the BUYER shall be required to pay the SELLER the storge costs of the SEEDS during such term.

3.5
It is understood and agreed that, by virtue of this AGREEMENT, BUYER shall have no obligation to purchase, and SELLER shall have no obligation to sell, if and to the extent an agreement on a CALL OFF ORDER is not reached by the Parties in accordance with this ARTICLE 3.

ARTICLE 4 - DELIVERY TERMS – QUANTITY AND QUALITY DETERMINATION

4.1	PRODUCTS shall be delivered by the SELLER on an [***] basis at the DELIVERY PLACE.

4.2
SELLER shall ensure, with respect to each delivery, that the PRODUCTS are packaged and loaded in such a way as to prevent losses of, and damage to, PRODUCTS. SELLER shall also ensure that its own employees and/or contractors and/or employees of such contractors handling, packaging and loading the PRODUCTS pursuant to this AGREEMENT: (i) are provided with all properly working machinery and with the individual and collective protection devices necessary for the proper and safe performance of their respective duties; (ii) properly use the machineries, devices, and safety garments provided to them; (iii) comply with the safety and health regulations in force and applicable laws.

4.3	Each delivery of PRODUCTS shall be accompanied by its related DELIVERY DOCUMENTS.

4.4
The PRODUCTS’ quality determinations shall be carried out by SELLER through an accredited independent laboratory and in accordance with the ISTA standard procedures as required by Kenya's regulations at the time of delivery, and verified by BUYER’s representative or an inspector appointed by the BUYER. The final quality certificate issued shall demonstrate that the PRODUCTS meet the specifications set forth in Exhibit A, and upon acceptance by the PARTIES’ representatives, shall be final and binding as to the quality of PRODUCTS of a given delivery, save in case of fraud or manifest error (“ISTA ORANGE CERTIFICATE”). For the avoidance of doubt all quality and quantity tests shall be made before packaging and shipment of the Products to BUYER.

4.5	The Parties agree that if the PRODUCTS’ quality does not meet the specifications set forth in Exhibit B, then the PARTIES shall meet and agree appropriate measures.

4.6	Title to, risk of loss of or damage to the PRODUCTS shall pass from SELLER to BUYER, at the DELIVERY PLACE at the time both PARTIES shall have signed the DELIVERY DOCUMENTS.

4.7
With regard to all other matters concerning delivery, taxes, risk, and obligations of each PARTY concerning delivery of PRODUCTS, the commercial terms of [***] as set out in INCOTERMS 2020 shall apply to the extent that these are not inconsistent with the terms of this AGREEMENT.

ARTICLE 5 - QUALITY OF PRODUCTS AND QUALITY CLAIMS

5.1
Following the quality and quantity verifications set forth in Clause 4.4, and delivery of the PRODUCTS, the BUYER shall not be entitled to any cancellation, return, or any claims related to the PRODUCTS’ quality or quantity delivered, except in case of fraud or manifest error (including typographical error).

5.2	The SELLER shall also comply with applicable laws, enactments, orders, regulations and other instruments relating to the packaging, storage, and handling of PRODUCTS.

5.3	If the SELLER fails to deliver PRODUCTS complying with the QUALITY SPECIFICATIONS for [***] or more deliveries under an agreed DELIVERY SCHEDULE, [***].

ARTICLE 6 - FAILURE TO COMPLY WITH AGREED QUANTITIES

6.1	In the event that at the end of any SEASON as evidenced by the applicable DELIVERY DOCUMENTS:

(i)	BUYER shall have failed to take delivery and purchase from the SELLER the quantity of PRODUCTS specified in the agreed CALL OFF ORDER, or

(ii)	SELLER shall have failed to deliver and sell to the BUYER the quantity of PRODUCTS specified in the agreed CALL OFF ORDER,

then the PARTY incurring in such failure (“BREACHING PARTY”) shall:

[***]

6.2	If any such SHORTFALL persists for the next [***], such occurrence shall be considered a material breach by the BREACHING PARTY, and [***].

ARTICLE 7 - UNIT PRICE

7.1
During the term of this AGREEMENT, the per-KG unit price of PRODUCTS (the “UNIT PRICE”) shall be agreed by the PARTIES within, and as part of, each applicable CALL OFF ORDER, and the UNIT PRICE so agreed shall be and remain valid for any and all deliveries of PRODUCTS in the applicable SEASON, including any quantity carried-over under Article 6.

7.2	The UNIT PRICE shall be:

(i)	expressed in USD and invoiced; and

(ii)	net of Value Added Tax.

7.3	[***]

ARTICLE 8 - INVOICING AND PAYMENTS

8.1
SELLER shall issue an invoice to BUYER for each delivery of PRODUCTS. The amount of the invoice shall be equal to the then applicable UNIT PRICE multiplied by the quantity of PRODUCTS delivered to the BUYER, as evidenced in the relevant DELIVERY DOCUMENTS.

8.2	Each invoice issued by the SELLER shall include the following:

(a)	the reference numbers: (i) of the CALL OFF ORDER; and (ii) of each of the deliveries made in the month in question as shown in the relevant DELIVERY DOCUMENTS;

(b)	the total quantity expressed in KG of the PRODUCTS delivered and accepted by BUYER.

(c)	the DELIVERY PLACE named in the CALL OFF ORDER;

(d)	the UNIT PRICE;

(e)	the relevant DELIVERY DOCUMENTS;

(f)	the total amount due, equal to the quantity in (b) multiplied by the applicable UNIT PRICE;

(g)	any applicable Value Added Tax.

(h)	the total payable, equal to the sum of the values in (f) plus (g).

Where VAT is applicable, the invoice issued under this Clause shall be a valid tax invoice.

Invoices shall be addressed to [***], and delivered in PDF via email to [***]

8.3
Each undisputed invoice shall be paid in [***] instalments, being [***] of the total amount due paid by BUYER upon [***], together with the other documents and as set forth in clause 8.2, and the remaining [***] upon [***], but in any event no later than [***] days from [***] (each, a “PAYMENT DUE DATE”). In the event that the PAYMENT DUE DATE falls on a non-BUSINESS DAY, then payment shall be made on the next BUSINESS DAY. In case of late payment, a late interest payment will apply, at the rate of [***].

8.4
Payment shall be made, by bank transfer to the following SELLER’s bank account opened and maintained in the name and to the benefit of the SELLER and in a jurisdiction where the SELLER is incorporated or has its centralized cash management unit:

•	Account Name:	[***]

•	Bank:	[***]

•	Account Number:	[***]

•	Swift Number:	[***]

•	Bank Code:	[***]

•	Branch Code:	[***]

•	Currency:	[***]

•	Address of Bank:	[***]

•	Corresponding bank:

8.5
To the extent permitted by [***] applicable laws, any PARTY may, without limiting any other rights or remedies it may have, set-off any amounts owed by it to the other PARTY under this AGREEMENT against any amounts owed to it by the other PARTY under this AGREEMENT.

ARTICLE 9 - FORCE MAJEURE

9.1	If a PARTY (the “AFFECTED PARTY”) is prevented, hindered or delayed from or in performing its contractual obligations by Force Majeure (the “FORCE MAJEURE EVENT”):

(a)	the AFFECTED PARTY's obligations under this AGREEMENT shall be suspended while the FORCE MAJEURE EVENT continues to the extent that they are prevented, hindered or delayed;

(b)
as soon as reasonably possible after the start of the Force Majeure Event, the AFFECTED PARTY shall notify the other PARTY in writing of the occurrence of the Force Majeure Event, the date on which the FORCE MAJEURE EVENT started and the effects of the FORCE MAJEURE EVENT on its ability to perform its obligations under this AGREEMENT;

(c)	the AFFECTED PARTY shall make all reasonable efforts to mitigate the effects of the FORCE MAJEURE EVENT on the performance of its obligations under this AGREEMENT;

(d)	if the Affected PARTY does not comply with Clause 9.1 (b) and (c) it shall forfeit its rights under this Clause 9.1; and

(e)
as soon as reasonably possible after the end of the FORCE MAJEURE EVENT, the AFFECTED PARTY shall notify the other PARTY that the FORCE MAJEURE EVENT has ended and resume performance of its obligations under this AGREEMENT.

9.2
If the FORCE MAJEURE EVENT continues for more than [***] starting on the day the Force Majeure starts, a PARTY may terminate this AGREEMENT by giving not less than [***] prior written notice to the other PARTY.

9.3
In this Clause 9, FORCE MAJEURE EVENT means an event beyond the reasonable control of the AFFECTED PARTY including, without limitation, dry or extreme weather conditions, act of God, pandemics, war, riot, civil commotion, malicious damage, embargos, explosion, accident, breakdown or shutdown of plant or machinery, fire, flood and storm, occurred during the performance of this AGREEMENT, provided that the Affected PARTY cannot reasonably foresee the occurrence of the event at the time of execution of this AGREEMENT.

ARTICLE 10 - DURATION

This AGREEMENT shall become effective on the date of the Agreement (the “EFFECTIVE DATE”), notwithstanding its later execution by the Parties, and shall expire five (5) years from the date of the Agreement unless terminated earlier in accordance with Article 16.

ARTICLE 11 - GOVERNING LAW AND JURISDICTION

11.1
This AGREEMENT and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England.

11.2	Arbitration Clause

(a)	Each PARTY shall settle amicably any dispute arising out of or in connection with this AGREEMENT or in its validity, interpretation or termination.

(b)
Save as herein otherwise specifically provided, any dispute (including as to the interpretation validity enforceability or termination of this AGREEMENT)  between the PARTIES as to matters arising under or pursuant to this AGREEMENT as aforesaid which cannot be settled amicably within fifteen (15) days after receipt by one PARTY of the other PARTY’s request for such amicable settlement may be submitted by either PARTY to arbitration in accordance with the provisions of Clauses 11.2(c) to 11.2(f) (both inclusive).

(c)
If the PARTIES so agree, the dispute shall be referred to a single arbitrator or if they are unable to agree upon the person to be appointed as arbitrator within sixty (60) days from the date of the notice requesting arbitration, the arbitrator shall, at the request of either PARTY, be appointed by the Chairman of the Chartered Institute of Arbitrators of the United Kingdom, London Branch. The venue and seat of the arbitration shall be London.

(d)	Arbitration proceedings shall be conducted in accordance with the rules or procedures for arbitration of England, which rules are deemed to be incorporated by reference into this clause.

(e)	If for any reason an arbitrator is unable to perform his/her function, a substitute shall be appointed in the same manner as the original arbitrator.

(f)	The decision of the arbitrator shall be final and binding on the PARTIES.

11.3	Exclusion of Vienna Convention: the terms of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this AGREEMENT.

ARTICLE 12 - CONFIDENTIALITY

12.1
Each PARTY shall keep confidential and shall not disclose to any other third party any business secrets or other confidential information it acquires in connection with or as a consequence of the performance of this AGREEMENT. Confidential information shall mean any and all confidential and/or proprietary knowledge, data, or information that was disclosed in the past or which may be disclosed at any time after the signing of this AGREEMENT to a PARTY or any of its associated companies by or on behalf of the other PARTY, either directly or indirectly, in writing, graphically, electronically, orally or by inspection. By way of illustration but not limitation, confidential information includes trade secrets, inventions, germplasm (including but not limited to the Casterra’s castor varieties, all progenies and parts thereof, and all substances isolated therefrom), seeds, cultivation methods, machinery, biological materials, genes, data including data generated from field trials, ideas, processes, formulas, protocols, including without limitation, growth protocols, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, information regarding plans for research or development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers.

12.2	The PARTEIS’ obligations under this Article 12 shall survive expiration or termination of this AGREEMENT for three (3) years.

12.3	The obligations of this Article 12 shall not apply, however, to confidential information which:

a)
prior to the transmission to the receiving PARTY was of general public knowledge or becomes, subsequent to the time of transmission to the other PARTY, a matter of general public knowledge, otherwise than as a consequence of a breach by the receiving PARTY or its employees of its obligations hereunder;

b)
was in the possession of the receiving PARTY in documentary form prior to the time of disclosure by the disclosing PARTY, and was not acquired, directly or indirectly from the disclosing PARTY and is held by the receiving PARTY free of any obligation of confidence to the disclosing PARTY or any third PARTY;

c)
is received in good faith from a third PARTY having the right to disclose it, and who, to the best of the receiving PARTY’s knowledge, did not obtain the same from the disclosing PARTY and who imposes no obligation of secrecy on the receiving PARTY with respect to such information; or

d)
Confidential information which any PARTY, as the case may be, is required to disclose by any authority, law or regulation, or on the basis of any applicable judgment, order or decree of any court or governmental body or agency having jurisdiction over the respective PARTY, provided that such PARTY shall give to the other one reasonable prior notice of the requirement to disclose such confidential information.

12.4
BUYER acknowledges that the SELLER is a subsidiary of Evogene Ltd., which is a publicly-traded company listed on the Nasdaq and Tel-Aviv Stock Exchange, and therefore BUYER is required to comply with the restrictions set-forth in the Israeli and US Securities Law with respect to the prohibition on use and disclosure of any “Inside Information” (as defined in the Israeli and US Securities Law) pertaining to Evogene Ltd. of which it may become aware.

12.5
Any public disclosure or issue of any press release, and their content, in connection with this Agreement or any transactions contemplated by this Agreement shall be agreed in advance by the PARTIES. No PARTY shall use the name, trade name, trademarks, or other distinctive sign of the other PARTY without its prior written consent.

ARTICLE 13 - ADMINISTRATIVE RESPONSIBILITY CLAUSE

13.1
The SELLER declares to have reviewed and acknowledged of: (a) the Eni's Code of Ethics, adopted by the BUYER, (b) the Eni's "Anti-Corruption Management System Guideline" and (c) the Eni's Statement on Respect for Human Rights. The SELLER acknowledges that the documents referred to in (a), (b) and (c) above are available on the website www.eni.com and agrees to respect their principles.

13.2
With reference to the performance of the activities covered by this AGREEMENT, the SELLER undertakes to respect and ensure that its directors and employees - as well as any collaborators (consultants, agents, intermediaries, sub-contractors and any third PARTIES involved in the performance of this AGREEMENT) - comply with the applicable regulations aimed at combating and punishing the phenomenon of corruption, such as (i) Legislative Decree 231/200112, (ii) the FCPA, (iii) the UK Bribery Act 2010, (iv) other applicable anti-corruption laws in force worldwide and (v) international anti-corruption treaties such as the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the United Nations Convention against Corruption (hereinafter "anti-corruption laws").

13.3
With reference to the performance of the activities covered by this AGREEMENT, the SELLER declares and guarantees that it has given and implemented instructions to its directors, employees and/or any collaborators, aimed at preventing the commission, even attempted, of the conduct contrary to the anti-corruption laws, and undertakes with respect to the BUYER to ensure the full implementation of these provisions for the entire duration of the AGREEMENT.

13.4
The SELLER declares that it has no conflict of interest with respect to the performance of this AGREEMENT and agrees to promptly inform the BUYER in the event that such a situation should arise during execution thereof. For the purposes of this AGREEMENT, by conflict of interest is meant any situation referring to the SELLER that can interfere with the ability of the directors, employees and collaborators of the BUYER to make impartial decisions in the latter's interest.

13.5	With regard to the performance of the activities covered by this AGREEMENT, the SELLER agrees to:

a)	record every amount received or paid in relation to this AGREEMENT in its accounting books, in a clear and transparent manner;

b)
promptly inform the BUYER of any information relating to pending investigations, proceedings, sanctions or decisions against it and its owners (for the purpose of this clause, owners mean each direct shareholder of the SELLER, each member of the Board of Directors, Chief Operating Officer or equivalent figure), even if not definitive, related to conduct contrary to anti-corruption laws and anti-mafia regulations;

c)	timely inform the BUYER of any request or demand relative to any undue payment of money or other advantage received in relation to the performance of this AGREEMENT;

d)
not to subject its workers to working conditions, methods of surveillance or degrading housing situations in violation of applicable legislation. The BUYER reserves the right to carry out inspections and audits in the event that it becomes aware of circumstantial information that reasonably infers the violation of the provisions contained in this letter. For this purpose, the SELLER agrees to provide the BUYER with all the information related to the performance of the contract in the manner agreed to by the PARTIES.

13.6
The PARTIES agree that even partial failure by the SELLER to comply with the declarations, guarantees and obligations referred to in this article that could reasonably determine negative consequences for the BUYER will constitute a serious breach and will give the BUYER the right to terminate this AGREEMENT in accordance with law, as this express termination clause.

13.7
In the presence of formal documents of the judicial authority, learned also from any media, from which such a breach may be inferred, while awaiting investigations or the final decisions of the law the BUYER will have the right to suspend the performance of the AGREEMENT. In any case, the SELLER shall indemnify the BUYER from any direct loss and/or damage suffered by the BUYER and hold the BUYER harmless from any third PARTY action arising from to such a breach.

ARTICLE 14 – WARRANTIES; INDEMNIFICATION; LIMITATION OF LIABILITY

14.1	The SELLER warrants to the BUYER that, at the time of the delivery of the PRODUCTS:

(i)	it has the full title and right over the PRODUCTS and that it has the right to transfer the title to the PRODUCTS to the BUYER;

(ii)	the PRODUCTS are free from any liens, charges and/or encumbrances of any kind;

(iii)	the PRODUCTS are compliant with any applicable laws, regulations and with the QUALITY SPECIFICATIONS; and

(iv)	the packages containing the PRODUCTS are fit for the purpose of safely carrying, holding, and transporting the PRODUCTS and comply with any applicable laws and regulations.

14.2	The SELLER shall not be liable or responsible for any act or omission of the BUYER’s AUTHORIZED RECIPIENTS.

14.3	Each PARTY represents and warrants to the other PARTY that:

(i)	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, it is in good standing;

(ii)	it has the power to execute and perform the AGREEMENT and has taken all necessary action to authorize the execution and the performance;

(iii)
the execution and the performance of this AGREEMENT do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)
all governmental and other consents or permits or license, which are required to have been obtained by it with respect to the AGREEMENT, have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v)
its obligations under the AGREEMENT constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, re-organization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to the enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law).

14.4
Each PARTY shall indemnify and hold harmless the other PARTY from and against any liability suffered by, brought or threatened against the other PARTY as a result of and to the extent caused by any breach of the warranties set forth in clauses 14.1 and 14.3 by the indemnifying PARTY.  Nothing in this AGREEMENT shall operate to exclude or restrict the SELLER’s liability for breach of its warranties in article 14.1(i) and article 14.1(ii).

14.5
EXCEPT AS EXPRESSLY PROVIDED IN SECTION 14 ABOVE, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. EXCEPT AS EXPRESSLY SET OUT HEREIN THE SEEDS ARE PROVIDED "AS-IS" AND "AS-AVAILABLE", AND SELLER DOES NOT WARRANT THAT: (I) BUYER’S USE OF THE SEEDS WILL SECURE ANY SUCCESS OR GENERATE ANY REVENUE.

14.4	The SELLER will be responsible for and will indemnify, save, defend and hold harmless the BUYER and its personnel against all LIABILITIES arising out of or in connection with:

(i)
any claim made against the BUYER or its personnel for actual or alleged infringement of a third PARTY's intellectual property rights arising out of, or in connection with, the supply, receipt, possession or use of the PRODUCTS; and

(ii)
any environmental contamination or pollution caused by or attributable to the packaging and loading of any PRODUCTS at the DELIVERY PLACE, except to the extent such contamination or pollution is attributable to the fault of the BUYER or its personnel.

14.5	Without prejudice to the above, SELLER shall not be held liable for the infringement of a third PARTY's intellectual property rights caused:

(i)	by the use by BUYER of PRODUCTS in combination with goods and/or services not supplied by the SELLER provided such use is not set in this AGREEMENT;

(ii)	when the PRODUCTS have been modified, designed and/or produced on the basis of specific requests of BUYER;

(iii)	by unauthorized additions or modifications by BUYER to the PRODUCTS; and

(iv)	where the use by BUYER of the PRODUCTS does not correspond to the SELLER’S standards and specifications provided under this AGREEMENT.

14.6
IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES, LOSS OF USE, DATA, BUSINESS OR PROFITS, NOR COSTS OF PROCURING SUBSTITUTE SERVICES OR PRODUCTS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES OR ANY DELIVERABLES PROVIDED HEREUNDER, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCLUDING LIABILITY FOR BREACHES OF CONFIDENTIALITY OR INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT CLAIMS, EACH PARTY'S TOTAL LIABILITY TO THE OTHER WILL BE LIMITED TO AND WILL NOT EXCEED THE AMOUNTS PAID TO SELLER BY BUYER FOR THE SEEDS UNDER THE APPLICABLE CALL OFF ORDER [***] PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY. Nothing in this AGREEMENT shall operate to exclude or restrict a PARTY’s liability for:

(i)	death or personal injury resulting from negligence; and

(ii)	fraud.

14.7	Each PARTY must indemnify the other PARTY and the other PARTY’s personnel from and against any claim or loss that any of them may suffer or incur in connection with:

(i)          illness, injury to, or death of, any person;

(ii)          the loss of, or damage to, any third-party property; or

(iii)          violation of any applicable laws,

in each case, directly in connection with the performance of its obligations under this AGREEMENT.

14.8
BUYER undertakes to (i) promptly notify the SELLER in writing of any third party claim arising from this AGREEMENT and cooperate with the SELLER in the defense of such claim; and (ii) refrain from admitting liability or otherwise compromising the claim in whole or in part without the express prior written permission of SELLER.

ARTICLE 15 - EARLY TERMINATION

15.1
Each PARTY shall have the right, without prejudice to its other rights or remedies, to terminate this AGREEMENT, with effect from the date of the termination notice, by giving a written notice to the other PARTY, if such other PARTY:

(a)
is in material breach of this AGREEMENT and either such breach is incapable of remedy or the PARTY in breach shall have failed to remedy such breach within [***] BUSINESS DAYS after receiving written notice requiring it to remedy that breach;

(b)	is unable or is deemed unable or admits inability to pay its debts as they fall due or is liable to be wound up by a court of competent jurisdiction;

(d)	enters into a composition or arrangement with its creditors or a moratorium is declared in respect of any of its indebtedness or any creditor action;

(e)
takes any action to appoint, to request the appointment of, or suffers the appointment of, a receiver, administrative receiver, administrator, trustee or similar officer over all or a material part of its assets or undertaking;

(f)
has a winding-up or administration petition presented in relation to it or has documents filed with a court for an administration in relation to it provided that, in the case of a winding up petition, if the other PARTY is contesting the winding up petition in good faith and with due diligence it shall not be in default until a period of five BUSINESS DAYS has expired since the presentation of the winding up petition without it having been either discharged or struck out.

15.2
Party may also, upon a [***] prior written notice to the other Party, terminate the AGREEMENT, provided however, that any CALL OF ORDER, which was agreed upon by the parties shall remain in effect for its term.

15.3
Any termination or expiry of this AGREEMENT shall not affect any accrued rights or LIABILITIES of either PARTY (including LIABILITIES accrued under an agreed CALL OFF ORDER), nor shall it affect clauses which shall survive such termination or expiry.

ARTICLE 16 - HEALTH AND SAFETY

16.1	The PARTIES pursue excellence in health, safety and environment protection management.

16.2	SELLER’s Obligations in respect of health and safety.

SELLER, when delivering the PRODUCTS at the DELIVERY PLACE, undertakes to

a)
respect and comply with all procedures, laws, directives and regulations in respect of health, safety and environment protection as well as with any instructions provided by the BUYER and procedures and discharge practices applicable at the DELIVERY PLACE;

b)	carry out the activities hereunder with its own employees and/or contractors and/or with third PARTY’s employees and/or contractors, qualified for the performance of such activities;

c)
warrant and ensure that its own employees and/or contractors and/or third PARTY’s employees and/or contractors carrying out the activities under this AGREEMENT: (i) are provided with all working machinery and with the individual and collective protection devices, necessary for the proper and safe performance of the loading/unloading activities in respect of the specific risks connected to the performance of such activities, environmental risks, and the risks connected to the use of the machinery in the DELIVERY PLACE, (ii) properly use the machineries, devices, and safety garments attributed to them, (iii) perform the activities in compliance with the safety and health regulations in force at each DELIVERY PLACE and in compliance with the regulations set out is the present article; and

d)	organize for all its own employees and for third PARTY’s employees carrying out the delivery activities at the DELIVERY PLACE, professional training and information courses.

ARTICLE 17 - HUMAN RIGHTS AND ENVIRONMENT

17.1
The PARTIES declare that they comply with the principles contained in the applicable norms, laws, regulations, conventions and guidelines, whether national or international, aimed at preventing and contrasting violations in relation to human rights, in particular in relation to slavery, forced labour, child labour and human trafficking, including the UN Guiding Principles on Business and Human Rights, the OECD Guidelines for Multinational Enterprises and the ILO Declaration on Fundamental Principles and Rights at Work and relative fundamental Conventions (hereinafter “Human Rights”). In this regard, the SELLER declares that it has reviewed and has knowledge of Eni’s Statement on Respect for Human Rights and its Slavery and Human Trafficking Statement, available on the website www.eni.com. The SELLER also declares that it operates according to principles in line with those expressed in said documents.

17.2	With reference to the performance of the activities under this AGREEMENT, SELLER shall, in any case:

(i)	respect Human Rights and make the utmost effort to avoid violating and/or contributing to violating Human Rights;

(ii)
ensure working conditions through the entire supply chain in line with applicable standards, laws and conventions, in particular those regarding pay, hours, discrimination, slavery, forced labour, child labour and human trafficking or the like;

(iii)
monitor its supply chain to ensure it does not, in performing its obligations under this AGREEMENT, procure or use any resources, materials, goods or services from suppliers or subcontractors who violate Human Rights or use forced labour or the like per Article 18.2(ii) above;

(iv)
negotiate contractual provisions containing the same warranties, declarations and obligations as contained in this clause in any agreements entered into with third PARTIES – including suppliers and subcontractors – involved in carrying out the activities referred to in this Contract, in order to ensure their respect for Human Rights;

(v)
notify the BUYER immediately in writing in case of any suspected or actual violations of Human Rights by it or any of its directors, employees, agents, suppliers or subcontractors, of which it becomes aware and, in any case, make itself available for any verifications.

17.3	The SELLER warrants that neither it, nor to the best of its knowledge, its legal representatives are involved in investigations or proceedings concerning Human Rights violations.

17.4	With reference to the performance of the activities, including those performed by suppliers or subcontractors, under this AGREEMENT, SELLER shall also:

(i)	ensure the rationale use of natural resources and the environmentally responsible production to protect soil, water and air;

(ii)	preserve the ecosystem and the biodiversity, and conserve forest and wildlife, including the protection of threatened or vulnerable species, or which are of other ecological or cultural importance;

(iii)	guarantee the sustainable exploitation of the land, and in any case the protection of land with high biodiversity value or high carbon stock;

(iv)
in the event the PRODUCTS sold by the SELLER under this AGREEMENT are not produced by the SELLER but acquired by the SELLER from third parties suppliers: (i) recognize them a fair price and timely pay a fair compensation for the PRODUCTS; (ii) ensure a fair treatment for its third parties suppliers and duly comply with and fulfil its undertakings towards them;

(v)
take all actions necessary to recognize safe working conditions to any and all employees through the entire supply chain, as well as compliance with human and labour laws and international treaties and comply with and/or ensure compliance with all applicable national and international laws, treaties and regulations on on land rights;

17.5
The PARTIES agree that even partial failure by the SELLER to comply with the declarations, guarantees and obligations referred to in this Article that could reasonably determine negative consequences – even if only reputational – for the BUYER, will constitute a material breach and grant the BUYER right to terminate the AGREEMENT in accordance with law.

ARTICLE 18- MISCELLANEOUS

18.1
Nothing in this AGREEMENT and no action taken by the PARTIES pursuant to this AGREEMENT shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between the PARTIES.

18.2
This AGREEMENT constitutes the whole and only agreement between the PARTIES concerning the subject matter of this AGREEMENT and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, concerning the subject matter of this AGREEMENT.

18.3
Each PARTY acknowledges that, in entering into this AGREEMENT on the terms set out in this AGREEMENT, it is not relying upon any representation, warranty, promise or assurance made or given by the other PARTY or any other person, whether or not in writing, at any time prior to the execution of this AGREEMENT, which is not expressly set out herein.

18.4
The failure or delay of a PARTY to exercise or enforce any right or privilege under this AGREEMENT shall not be deemed a waiver of that right nor shall a partial exercise thereof preclude any other or future exercise of any such right.

18.5
Any amendment to, or variation of, this AGREEMENT must be in writing and signed by the duly authorized representatives of the PARTIES. No amendment to this AGREEMENT shall be effected by the acknowledgement or acceptance by any of the PARTIES of Orders, invoices, shipping instructions, forms or other similar documents which contain terms at variance with or in addition to those set forth in this AGREEMENT, unless such acknowledgement or acceptance specifically states that it is intended to amend this AGREEMENT and it is accepted by the other PARTY.

18.6
Failure by a PARTY at any time to require performance by another PARTY or to claim a breach of any provision of this AGREEMENT shall not be construed as a waiver of any right accruing hereunder, nor shall it affect any subsequent breach or the effectiveness of this AGREEMENT or any part of this AGREEMENT, or prejudice either PARTY as regards any subsequent action. The rights and remedies contained in this AGREEMENT are cumulative and not exclusive of any rights or remedies provided by applicable laws.

18.7
All notices, reports or other communications between the PARTIES given pursuant to this AGREEMENT shall be in writing, in the English language, delivered by courier, registered mail, certified e-mail or fax (with a copy anticipated via e-mail) to the PARTY for whom it is intended, at the address of such PARTY set forth below or to such different address as such PARTY may hereafter notify in writing to the other. Notice shall be deemed given on the date of actual receipt by the addressee. The addresses of the PARTIES hereto are as follows:

For the SELLER:

          [***]

          E-mail: [***]

For the BUYER:

[***]

[***]

Email: [***]

18.8
This AGREEMENT is personal to the PARTIES and may not be assigned, by a PARTY, in whole or in part, without the prior written consent of the other PARTY, except that BUYER may, upon prior written notice to the SELLER, assign this AGREEMENT to any member of BUYER’s group.

18.9	This AGREEMENT may be executed in counterparts, each of which shall be deemed to be an original and each of which together shall constitute one and the same document.

18.10
In the event any provision of this AGREEMENT is declared illegal or unenforceable in any respect under any law of any jurisdiction, it shall automatically be severed here from and neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction (as applicable) will in any way be affected or impaired; provided, however, that should such invalidity substantially injure the rights of either PARTY, the PARTIES shall promptly renegotiate the relevant terms of this AGREEMENT.

18.11	A Person who is not a PARTY to this AGREEMENT has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this AGREEMENT.

ARTICLE 19 - PERSONAL DATA PROTECTION

The PARTIES declare that they have mutually acknowledged compliance with the obligations related to personal data protection, each for the part under its responsibility. The PARTIES acknowledge that they both act as autonomous data controllers and are committed to operating in full compliance with the applicable personal data protection legislation in relation to the data processing activities related to the execution of this contract. Such data will be processed exclusively to enter into and manage the contractual relationship referred to in this contract and to fulfil the legal and administrative obligations to which the PARTIES are subject.

ARTICLE 20 - SANCTIONS AND EXPORT CONTROL

In the performance of this AGREEMENT and in the conduct of any activities directly or indirectly connected to it, the PARTIES undertake to comply at any time with all applicable economic and financial sanction and/or export control laws, regulations and orders adopted by the United Nations, the European Union and/or the United States of America (“SANCTIONS LAWS”). To this extent SELLER represents and warrants that the PRODUCTS purchased or to be purchased under this AGREEMENT is not produced, sold, exported, transferred or transported in violation of, or in a manner that would put BUYER at risk of punitive measures under SANCTIONS LAWS.

ARTICLE 21 – INTELLECTUAL PROPERTY

21.1
As between the parties, all right, title and interest in and to: (a) the PRODUCTS, the castor varieties, all progenies and parts thereof, all substances isolated therefrom, and all data, inventions, know how, growth protocols and results relating to any of the foregoing, and (b) all patents, plant variety protection rights, plant breeders rights, trade secrets, copyrights, trademarks or other intellectual property rights in respect of any of the foregoing, whether now existing or hereafter created, developed, arising or otherwise coming into being, and whether  patentable or not, vest and shall vest solely in SELLER (all the foregoing, collectively, “Casterra IP”).

21.2
If BUYER becomes aware of any third-party breach of any of Casterra IP rights relating to the Casterra castor varieties, any progenies or parts thereof or any substances isolated therefrom, it shall promptly notify Casterra in writing thereof.

21.3
BUYER shall not (i) reverse engineer, disassemble, decompile, modify or alter the PRODUCTS, (ii) use the PRODUCTS for any unlawful purpose or any purpose other than the purposes set forth in this Agreement. BUYER agrees that any breach of the provisions in this Section will constitute a material breach of this AGREEMENT and shall grant SELLER the right (without derogating from any other remedy available to it) to terminate this Agreement with immediate effect upon written notice to BUYER.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in two (2) counterparts of equal content, on the dates stated above.

For Eni Kenya B.V.: Signature: __________________	For CASTERRA AG LTD. Signature:__________________
Name: Enrico Tavolini Title: Managing Director	Name: Eyal Ronen Title: CEO Signature:__________________ Name: Ofer Haviv Title: Chairman of the Board

EXHIBIT A

PRODUCTS AND QUALITY SPECIFICATIONS

PRODUCTS	SPECIFICATION
Castor Seeds:	[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]

EXHIBIT B

MODEL FORM OF CALL OFF ORDER

Date		xxxxxx		To:
CALL-OFF ORDER No.		xxxxxx		Contractor’s Name	xxxx
CONTRACT No.		xxxxx		Contractor’s Address	xxx
COMPANY Department		AGRI DEV
SAP Call-Off No.
Start Date of SERVICES		xxxxx
End Date of SERVICES		xxxx
In accordance to the Terms and Conditions of the above-mentioned CONTRACT, this document constitutes a specific request for purchase of castor seeds.
List of requested material/service
Item Number	Description	Quantity	Rate	Duration of Service	Notes	Estimated Amount in USD exc. of VAT
1.	xxx	xxx tons	xxxx	xxx		xxx
Total						xxx

This CALL-OFF ORDER is issued on behalf of Eni Kenya B.V
Prepared By;
Name	xxxxx	xxxxxxx
Title	AGRICULTURE DEVELOPMENT MANAGER		Signature
Date	xxx
Approved By:			(COMPANY’s Authorized Signatory)

Name:	Xxxxxx	xxxxxx
Title:	MANAGING DIRECTOR
Date:
For information concerning this CALL-OFF ORDER, please, contact: Contract Admin Name: xxxxxxx Contract Admin Tel: xxxxx Contract Admin Email: xxxxxxxx

s	Please, confirm acceptance of this CALL-OFF ORDER by signing and returning the enclosed duplicate copy of this CALL-OFF ORDER:
By:			(CONTRACTOR’s Authorized Signatory)
Name:
Title:
Date:

Master Supply Agreement